Purchase Agreement
Dated: June 2, 2023

This Asset Purchase Agreement *("Agreement")* contains the specific terms for the acquisition by *FOMO Worldwide, Inc. (*hereinafter known as the "Buyer") of a certain asset (AWS video platform and mobile application, Gochha) of Cyber Space, LLC (hereinafter known as the "Company"), all elements of which are owned/controlled by Cyber Space, LLC (hereinafter known as the "Seller").

The Buyer is purchasing the following:

I. **ASSETS TO BE PURCHASED / LIABILITIES TO BE ASSUMED:** Buyer will acquire all tangible and intangible assets of the Seller's technology called Cyber Space as of the date of Closing and full payment per this Purchase Agreement, including, intellectual properties, code etc. associated with Seller's technology, Cyber Space, and its online and/or physical retail business. Assets to be purchased are to be free and clear of all liabilities, claims, liens, and security agreements, with the exception of trade payables (such as subscriptions etc.), which will be assumed as part of the purchase by the Buyer. Technology to be acquired is:

a. All Fixed & Current Assets including all normal course of business tangible and intangible assets including software, Seller's trademarks, copyrights, patents, trade names, permits, licenses, all files, records, intellectual properties, the name Cyber Space and any other websites associated with the business and all variations thereof, social media accounts, all displays and fixtures, trade agreements, vendor agreements, all phone and fax numbers, domain names, and other assets and information deemed necessary by the Buyer. The purchase is to include a complete version of the technology called Cyber Space, including all software codes and design architecture.

b. All customer lists and other confidential information relating to the customers and business of Cyber Space.

c. Cyber Space's rights under such contracts pertaining to its business and technology including such matters as purchase orders, sales contracts, equipment leases, and licenses, and

d. For 6 months following close of sale, specific individuals in Seller's employ shall be available to train/consult with Buyer for a maximum of 20 hours/month and make introductions to Seller's clients as needed for a full and complete transition. This training/consulting work does not include programming or revision of the software itself. Should such services be requested of Seller, they shall be an additional charge.

e. Excluded Assets: None.

DS AC	DS AL	DS VG
Initial	Initial	Initial

II. **MAIN PURCHASE CONSIDERATION**: Total purchase price: $150,000.00 USD (one hundred fifty thousand dollars) to be paid/allocated as follows:

1. Payment is to be made as follows: $150,000.00 (one hundred fifty thousand dollars) at closing. 100,000 (one hundred thousand) Series B Preferred shares of FOMO WORLDWIDE, INC. stock valued at $0.50 per share and convertible into 100,000,000 common shares, shall represent $50,000 of the purchase price. These shares are to be issued at closing. The balance of the purchase price, or $100,000.00 (one hundred thousand dollars USD) is payable in cash at close. It is understood and agreed that of the stock accepted by Seller as partial payment of the purchase price, 10% (ten percent) of the shares accepted by Seller (10,000 Series B Preferred shares) are to be issued as follows: 5,000 Series B Preferred shares to Ace Business Brokers, Inc. and 5,000 Series B Preferred shares to Notable M & A, Inc. The balance of stock due shall be issued to persons or entities designated by Seller at closing.

All cash payments per above are to be wired at close to ProNova Partner's escrow account. ProNova will deduct its contract fees from payment moneys received and immediately wire the balance to Seller.

ProNova Escrow Account Wire instructions are:

TIAA Bank wire routing number: 063000225
TIAA Bank address: 501 Riverside Ave., Jacksonville, FL 32202
For credit to: ProNova Partners
ProNova address: 9465 W. Garden Grove Blvd. Suite 100, Garden Grove, CA 92844
ProNova Account number: 960104062

III. **ADDITIONAL TERMS AND CONDITIONS:** Buyer acknowledges that Broker has furnished to Buyer financial and other information obtained from Seller and other sources, the accuracy and completeness of which have not been verified by Broker, and that Buyer is relying solely on his/her own inspection of the Business, its assets, financial statements, business records, contract any assumed liabilities, operational history, future profitability and the representations by the Seller, and not on any representations of the Broker. Seller acknowledges that he is relying solely on his own investigation of the Buyer's creditworthiness and ability to complete this transaction and to successfully operate the Business and not on any representation of the Broker. Should any such representations of Seller or Buyer be untrue, Buyer and Seller agree to look solely to each other for relief and shall release, hold harmless, indemnify and defend the broker from any such claims. Buyer and Seller acknowledge and agree that Broker may receive a referral fee from an institutional lender.

IV. **CONTINGENCIES**: This Purchase Agreement is concluded by:

a. The Buyer and its advisors having conducted a 60 day-due diligence examination of the business and assets of the Seller during which

b. Verification to the satisfaction of the Buyer has been completed by Buyer that existing code, contracts, leases, and licenses, if any, are assignable, assumable, transferable, or renegotiable on satisfactory terms.

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V. **COVENANT NOT TO COMPETE**: Seller will be bound by a Covenant Not to Compete for a period of 4 years (four years) worldwide following the closing of the transaction.

VI. **OPERATIONS PENDING CLOSING**: Until the Closing, the Seller shall continue to operate the business of the Company in a reasonable manner consistent with past practices and shall not engage in any transaction outside of the ordinary course of business.

VII. **CLOSING**: The Closing shall take place on or before June 30, 2023. All payment of moneys and stock shall be due not later than June 30, 2023. Should Buyer not make full payment of all moneys and stock due as per this Agreement, by July 2, 2023, this Purchase Agreement shall be deemed to have been breached and shall be fully null and void with no penalty of any kind to Seller.

VIII. **EXPENSES OF THE PARTIES**: Each party will be responsible for and pay its own legal and accounting fees and other costs in connection with this transaction.

IX. The final Purchase Agreement is subject to the laws of the United States and California, USA.

ACCEPTED:

Buyer:

Name: Vikram Grover

For: FOMO WorldWide, Inc.

DocuSigned by:
Vikram Grover
63AC65C1085349E...
Signature Date: 6/6/2023

Seller:

Name: Alen Rasidkadic

For: Cyber Space, LLC

DocuSigned by:
F7D461C038B04A7...
Signature Date: 6/2/2023

Name: Aleksandar Lizdek

For: Cyber Space, LLC

DocuSigned by:
Aleksandar Lizdek
48CD5D7F77F0461...
Signature Date: 6/2/2023